Exhibit 99.1

Washington Mutual Board of Directors Elects Stephen I. Chazen

SEATTLE –Washington Mutual, Inc’s. (NYSE:WM) Board of Directors announced today the election of Stephen I. Chazen to the company’s Board.   Under Washington law, Chazen will stand for re-election with other directors at the company’s annual shareholders’ meeting on April 15, 2008.  Chazen has been designated a member of the Board’s Audit and Finance Committees.

Chazen, 61, serves as president and chief financial officer of Occidental Petroleum Corporation (NYSE:OXY), an international company based in Los Angeles.  Since joining the company in 1994, his responsibilities have included finance, corporate planning and strategy, acquisitions and divestitures, risk management, investor relations, Occidental’s chemical business, and its exploration program.

From 1982 until 1994, Chazen was an investment banker at Merrill Lynch. While there he served in a number of roles, including managing director and head of corporate finance, managing director of mergers and acquisitions, and managing director in the natural resources group.

Chazen earned a Ph.D. in geology from Michigan State University, a master’s degree in finance from the University of Houston and a bachelor’s degree in geology from Rutgers College.

About WaMu

WaMu, through its subsidiaries, is one of the nation's leading consumer and small business banks. On Dec. 31, 2007, WaMu and its subsidiaries had assets of $327.91 billion. The company has a history dating back to 1889 and its subsidiary banks currently operate approximately 2,500 consumer and small business banking stores throughout the nation. WaMu's news releases are available at www.wamu.com.

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Media Contact:	Libby Hutchinson Phone: 206-500-2770 Email: libby.hutchinson@wamu.net

Investor Contact	Alan Magleby Phone: 212-326-6019 Email: alan.magleby@wamu.net